SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                  SCHEDULE 13G/A
                               ________________

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               RAILAMERICA, INC.
                               (NAME OF ISSUER)

                         Common Stock, par value $.001
                         (TITLE OF CLASS OF SECURITIES)

                                  750753105
                                (CUSIP NUMBER)

                               December 31, 1998
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       / /   Rule 13d-1(b)
       /x/   Rule 13d-1(c)

       / /   Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          EGS ASSOCIATES, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                470,286
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           470,286
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     470,286

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         4.9%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          EGS PARTNERS, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,857,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IA

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          BEV PARTNERS, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                191,283
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           191,283
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     191,283

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         2.0%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JONAS PARTNERS, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                39,000
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           39,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     39,000

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                          .4%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          WILLIAM EHRMAN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  15,000
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             15,000
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,887,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.5%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          FREDERIC GREENBERG
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,857,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          FREDERICK KETCHER
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  10,000
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             10,000
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,867,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.3%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JONAS GERSTL
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,857,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JAMES MCLAREN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,857,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          WILLIAM D. LAUTMAN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,844,753
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,857,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,857,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         19.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________

13G/A

ITEM 1(a).  NAME OF ISSUER:  RailAmerica, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            301 Yamato Road, Suite 1190
            Boca Raton, Florida  33431

ITEM 2(a).  NAME OF PERSON FILING:
            This statement is filed by:
          (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), with respect to Shares beneficially owned by it;
          (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock beneficially owned by EGS Overseas Fund Limited, a British Virgin Islands corporation ("EGS Overseas"), as well as shares of Common Stock held in other discretionary accounts managed by EGS Partners;
          (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), with respect to Shares beneficially owned by it;
          (iv) Jonas Partners, L.P., a New York limited partnership ("Jonas Partners"), with respect to Shares beneficially owned by it;
          (v) William Ehrman, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, Jonas Partners, himself and his wife;
          (vi) Frederic Greenberg, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
(vii) Frederick Ketcher, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, Jonas Partners and himself;
          (viii) Jonas Gerstl, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
          (ix) James McLaren, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners; and
          (x) William Lautman, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners.

     The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

 The members of EGS Partners and the general partners of EGS Associates, Bev Partners, and Jonas Partners are William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl, James McLaren and William Lautman (collectively, the "General Partners").


ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            350 Park Avenue, 11th Floor
            New York, New York  10022

ITEM 2(c).  CITIZENSHIP:
            Each of the individuals referred to in paragraph (a) above is a United States citizen. EGS Associates and BEV Partners are Delaware limited partnerships. Jonas Partners is a New York limited partnership. EGS Partners is a Delaware limited liability company. EGS Overseas is a British Virgin Islands corporation.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value

ITEM 2(e).  CUSIP NUMBER:  750753105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

           Not applicable.

13G/A

ITEM 4.   OWNERSHIP.

            (a)  Amount beneficially owned:

            The approximate aggregate percentage of shares of Common Stock reported beneficially owned by each Reporting Person herein is based on 9,688,343 shares outstanding, which is the total number of shares of Common Stock outstanding as of September 30, 1998, as reflected in the quarterly report on Form 10-QA of RailAmerica, Inc. filed with the Securities and Exchange Commission (the "Commission") for the fiscal quarter ended September 30, 1998 (which is the most recent Form 10-Q on file).

            (b)  Percent of class:

            As of the close of business on December 31, 1998:

                  (i) EGS Associates owns beneficially 470,286 shares of Common Stock, constituting approximately 4.9% of the shares outstanding.

                  (ii) EGS Partners owns directly no shares of Common Stock. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended (the "Act"), EGS Partners may be deemed to own beneficially 1,857,500 shares, constituting approximately 19.2% of the shares outstanding, purchased for discretionary accounts managed by it.

                  (iii) Bev Partners owns beneficially 191,283 shares of Common Stock, constituting approximately 2.0% of the shares outstanding.

                  (iv) Jonas Partners owns beneficially 39,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

                  (v) Mr. Ehrman owns beneficially through ownership by himself and members of his immediate family, 30,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

                  (vi) Mr. Ketcher owns beneficially through ownership by himself 10,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

            By reason of the provisions of Rule 13D-3 of the Act, each of Mssrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman (collectively, the "General Partners") may be deemed to own the 470,286 shares beneficially owned by EGS Associates, the 1,857,500 shares beneficially owned by EGS Partners, the 191,283 shares beneficially owned by Bev Partners and the 39,000 shares beneficially owned by Jonas Partners. When the shares beneficially owned by EGS Associates, EGS Partners, Bev Partners and Jonas Partners are aggregated, they total 1,857,500 shares of Common Stock, constituting approximately 19.2% of the shares outstanding.

                  (vii) In the aggregate, the Reporting Persons own beneficially a total of 1,897,500 shares of Common Stock, constituting approx-imately 19.6% of the shares outstanding.

          (c) Number of shares as to which Reporting Persons have power to vote or direct the disposition:

               (i) Each of EGS Associates, EGS Partners, Bev Partners and Jonas Partners has the power to vote on all of the shares of Common Stock, except for 5,475 shares held by one of the discretionary accounts, and to dispose of all of the shares of Common Stock beneficially owned by it, which power may be exercised by the General Partners. Each of the discretionary accounts is party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.

                  (ii) Mr. Ehrman has no power to vote and shared power to dispose of shares owned by his immediate family and Mr. Ketcher has the sole power to vote and dispose of the shares owned directly by him.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable.

ITEM 10.  CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                   13G/A

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 15, 1999


                            /s/ William Ehrman
                            --------------------------------
                            William Ehrman, individually and as general
                            partner of each of EGS ASSOCIATES, L.P., BEV
                            PARTNERS, L.P., JONAS PARTNERS, L.P., and as
                            member EGS PARTNERS, L.L.C.

                            /s/ Frederic Greenberg
                            --------------------------------
                            Frederic Greenberg, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member EGS PARTNERS, L.L.C.

                            /s/ Frederick Ketcher
                            --------------------------------
                            Frederick Ketcher, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member EGS PARTNERS, L.L.C.

                            /s/ Jonas Gerstl
                            --------------------------------
                            Jonas Gerstl, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member EGS PARTNERS, L.L.C.

                            /s/ James McLaren
                            --------------------------------
                            James McLaren, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member EGS PARTNERS, L.L.C.

                            /s/ William Lautman
                            --------------------------------
                            William Lautman, individually and as general
                            partner of each of EGS ASSOCIATES, L.P., BEV
                            PARTNERS, L.P., JONAS PARTNERS, L.P., and as
                            member EGS PARTNERS, L.L.C.